Exhibit 99.1

Advan6.com

News Release

Media	Investor Relations
Mari Abe	Adam Kressel
(415) 633-3204	(973) 455-6888
mabe@peppercomm.com	adam.kressel@advan6.com

ADVANSIX ANNOUNCES THIRD QUARTER 2016

FINANCIAL RESULTS

Successful spin-off as an independent company

Sales of $324 million, down 4% versus prior year

Cash Flow from Operations of $25 million, up 5% versus prior year

Earnings Per Share of $0.54

Morris Plains, N.J., Nov. 10, 2016 – AdvanSix (NYSE: ASIX) today announced its financial results for the third quarter ending September 30, 2016:

3Q 2016 Highlights

•	Continued volume growth across all three product lines, with sales volume up 4% versus the prior year

•	Capital Expenditures of $17.6 million, down $5.1 million versus the prior year

•	Free Cash Flow of $7.0 million, an increase of $6.3 million versus the prior year

•	Selling, General and Administrative expense of $11.7 million, or 3.6% of sales

•	Company successfully began regular way trading on October 3, 2016 on the NYSE

“AdvanSix delivered a solid quarter, highlighted by continued improvement in production output across our key manufacturing sites and resulting sales volume growth, while successfully spinning as an independently traded public company,” said AdvanSix President and CEO Erin Kane. “Our focus on safe operations, reliable supply to customers, and productivity discipline remained at the forefront, as we prepared for this key next chapter.”

 3Q 2016 Results

($ Thousands, Except Earnings Per Share)	3Q 2015	3Q 2016	Change
Sales	335,874	323,953	(4%)
Income Before Taxes	32,095	27,802	(13%)
Net Income	20,411	16,460	(19%)
Earnings Per Share	$0.67	$0.54	(19%)
EBITDA (1)	40,082	38,109	(5%)
EBITDA Margin % (1)	11.9%	11.8%	(10	) bps
Cash Flow from Operations	23,421	24,614	5%
Free Cash Flow (1)(2)	775	7,047	N/A

(1)	See “Non-GAAP Measures” included in this press release for non-GAAP reconciliations
(2)	Net cash provided by operating activities less capital expenditures

Sales volumes in the quarter increased by 4%, with continued strong operational performance year-over-year at each of our key manufacturing sites. While the volume increase in the quarter nearly mitigated the 5% unfavorable impact of market based pricing, revenues overall decreased to $324 million from $336 million in the third quarter of 2015 including lower raw materials pass-through pricing.

Sales by product line represented the following approximate percentage of our total sales:

	3Q 2015	3Q 2016
Nylon Resins	28%	29%
Caprolactam	18%	16%
Ammonium Sulfate Fertilizers	24%	22%
Chemical Intermediates	30%	33%

EBITDA of $38.1 million decreased 5% from the prior year as improved production and sales volume and continued productivity were more than offset by the unfavorable impact of market based pricing. EBITDA margins were sustained year-over-year at nearly 12%.

Recent Trends and Outlook

•	Caprolactam capacity rationalization expected to rebalance supply and demand in North America, while global industry utilization rates remain low

•	Nitrogen fertilizer prices declining throughout 2016 with recent stabilization; Weak fundamentals ahead of 2016/2017 season

•	Capital Expenditures are expected to be approximately $90 million for the full year 2016

On October 31, 2016, the Company announced that its planned fourth quarter turnaround activities would be extended due to additional, unplanned maintenance of its ammonia plant within its Hopewell, VA facility. Solid progress is being made on the repairs and the Company continues to work with its customers and suppliers to mitigate the impact of the extended outage. All three sites are currently operating, and the Company expects to be at full rates on or around November 21, 2016. As a result of this incremental extended outage, the Company expects the impact to fourth quarter 2016 pre-tax income to be in the range of $20 to $25 million, inclusive of lost sales, reduced fixed cost absorption, additional raw material costs, and repair expenses. The fourth quarter plant turnaround activities had no adverse impact on third quarter 2016 financial results.

“Looking forward, we will operate conservatively as end market fundamentals remain dynamic across our major product lines,” continued Kane. “While the unplanned incremental cost of the fourth quarter outage is a key factor to our near term performance, we remain confident in our sustainable cost-advantaged position, and the resiliency and strength of our portfolio. With the strategic focus as an independent company, we are positioned to achieve margin expansion and free cash flow improvement over the long-term.”

Conference Call Information

AdvanSix will discuss its results and an update to its previously disclosed fourth quarter turnaround activities during its investor conference call today starting at 9:00 a.m. EST. To participate on the conference call, please dial (866) 807-9684 (domestic) or (412) 317-5415 (international) approximately ten minutes before the 9:00 a.m. EST start. Please mention to the operator that you are dialing in for AdvanSix’s third quarter 2016 earnings call. The live webcast of the investor call as well as related presentation materials can be accessed at http://investors.advan6.com. Investors can hear a replay of the conference call from 12:00 p.m. EST, November 10, until 12:00 p.m. EST, November 17, by dialing (877) 344-7529 (domestic) or (412) 317-0088 (international). The access code is 10095033.

About AdvanSix

AdvanSix is a leading manufacturer of Nylon 6, a polymer resin which is a synthetic material used by our customers to produce engineered plastics, fibers, filaments and films that, in turn, are used in such end-products as automotive and electronic components, carpets, sports apparel, fishing nets and food and industrial packaging. As a result of our backward integration and the configuration of our manufacturing facilities, we also sell caprolactam, ammonium sulfate fertilizer, acetone and other intermediate chemicals, all of which are produced as part of the Nylon 6 resin manufacturing process. More information on AdvanSix can be found at http://www.advan6.com.

Forward Looking Statements

This release contains certain statements that may be deemed “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, that address activities, events or developments that our management intends, expects, projects, believes or anticipates will or may occur in the future are forward-looking statements. Although we believe forward-looking statements are based upon reasonable assumptions, such statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results or performance of the company to be materially different from any future results or performance expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to: our inability to achieve some or all of the anticipated benefits of the spin-off from Honeywell including uncertainty regarding qualification for expected tax treatment, indebtedness incurred in connection with the spin-off, and operating as an independent, publicly traded company; fluctuations in our stock price; general economic and financial conditions in the U.S. and globally; growth rates and cyclicality of the industries we serve; the impact of scheduled turnarounds and significant unplanned interruptions of production or logistics operations as a result of mechanical issues or other unanticipated events such as fires, severe weather conditions, and natural disasters; price fluctuations and supply of raw materials; adverse trade and tax policies; extensive environmental, health and safety laws that apply to our operations; litigation associated with chemical manufacturing; loss of significant customer relationships; protection of our intellectual property and proprietary information; and prolonged work stoppages as a result of labor difficulties. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Such forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by such forward-looking statements. We identify the principal risks and uncertainties that affect our performance in our filings with the Securities and Exchange Commission, including our Registration Statement on Form 10.

Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures intended to supplement, not to act as substitutes for, comparable GAAP measures. Reconciliations of non-GAAP financial measures to GAAP financial measures are provided in this press release. Investors are urged to consider carefully the comparable GAAP measures and the reconciliations to those measures provided. Non-GAAP measures in this press release may be calculated in a way that is not comparable to similarly-titled measures reported by other companies.

# # #

AdvanSix Inc.

Consolidated Balance Sheets

(Unaudited; in thousands, except share and per share amounts)

	September 30,	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$37,964	$—
Accounts and other receivables – net	148,583	127,545
Inventories	136,650	150,231
Other current assets	5,051	4,443
Total current assets	328,248	282,219

Property, plant, equipment – net	551,578	527,542
Goodwill	15,005	15,005
Other assets	28,043	16,220
Total assets	$922,874	$840,986

Liabilities
Current liabilities:
Accounts payable	$190,228	$192,733
Accrued liabilities	15,425	25,114
Deferred income and customer advances	1,705	25,207
Total current liabilities	207,358	243,054

Deferred income taxes	130,678	114,910
Long-term debt	308,230	—
Postretirement benefit obligations	34,935	—
Other liabilities	4,205	3,952
Total liabilities	685,406	361,916

Equity
Common stock, par value $0.01; 200,000,000 shares authorized and 30,482,966 shares issued and outstanding	305	—
Preferred stock, par value $0.01; 50,000,000 shares authorized and 0 shares issued and outstanding	—	—
Additional paid in capital	242,254	—
Retained earnings	—	—
Invested equity	—	482,809
Accumulated other comprehensive loss	(5,091)	(3,739)
Total equity	237,468	479,070
Total liabilities and equity	$922,874	$840,986

AdvanSix Inc.

Consolidated Statements of Operations

(Unaudited; in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Sales	$323,953	$335,874	$932,201	$1,013,544

Costs, expenses and other:
Costs of goods sold	285,091	289,985	804,471	900,194
Selling, general and administrative expenses	11,695	14,609	33,949	39,204
Other non-operating, net	(635)	(815)	(1,792)	(2,014)
	296,151	303,779	836,628	937,384

Income before taxes	27,802	32,095	95,573	76,160
Income taxes	11,342	11,684	36,712	27,722
Net income	$16,460	$20,411	$58,861	$48,438

Earnings per common share
Basic	$0.54	$0.67	$1.93	$1.59
Diluted	$0.54	$0.67	$1.93	$1.59

Weighted average common shares outstanding
Basic	30,482,966	30,482,966	30,482,966	30,482,966
Diluted	30,482,966	30,482,966	30,482,966	30,482,966

AdvanSix Inc.

Consolidated Statements of Cash flows

(Unaudited; in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Cash flows from operating activities:
Net income	$16,460	$20,411	$58,861	$48,438
Adjustments to reconcile net income to net cash (used for) provided by operating activities:
Depreciation and amortization	10,307	7,987	29,964	27,376
Loss on sale of assets	630	78	1,246	1,035
Deferred income taxes	4,510	2,671	29,206	7,629
Changes in assets and liabilities:
Accounts and other receivables	(5,344)	28,834	(20,117)	40,175
Inventories	(2,346)	(20,936)	13,581	16,539
Accounts payable	3,698	(8,682)	(161)	(34,513)
Accrued liabilities	(2,788)	(1,110)	(9,690)	(3,183)
Deferred income and customer advances	(966)	(413)	(23,501)	(28,640)
Other assets and liabilities	453	(5,419)	(12,922)	(5,008)
Net cash provided by operating activities	24,614	23,421	66,467	69,848

Cash flows from investing activities:
Expenditures for property, plant and equipment	(17,567)	(22,646)	(56,859)	(67,898)
Other investing activities	(133)	(219)	(461)	(563)
Net cash (used for) investing activities	(17,700)	(22,865)	(57,320)	(68,461)

Cash flow from financing activities:
Proceeds from long term debt	270,000	—	270,000	—
Payment of debt issuance costs	(1,770)	—	(1,770)	—
Borrowings under revolving credit facility	40,000	—	40,000	—
Payment of revolving credit facility fees	(1,016)	—	(1,016)	—
Distribution to Honeywell in connection with the Spin-Off	(269,347)	—	(269,347)	—
Net increase (decrease) in invested equity	(6,817)	(556)	(9,050)	(1,181)
Other financing activities	—	—	—	(206)
Net cash provided by (used for) financing activities	31,050	(556)	28,817	(1,387)

Net increase/(decrease) in cash and cash equivalents	37,964	—	37,964	—
Cash and cash equivalents at beginning of period	—	—	—	—
Cash and cash equivalents at the end of period	$37,964	$—	$37,964	$—

AdvanSix Inc.

Non-GAAP Measures

(Unaudited; in thousands)

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Net Cash Provided by Operating Activities	$24,614	$23,421	$66,467	$69,848
Expenditures for Property, Plant and Equipment	(17,567)	(22,646)	(56,859)	(67,898)
Free Cash Flow (1)	$7,047	$775	$9,608	$1,950

(1) Free Cash Flow is defined as Net Cash provided by Operating Activities less Capital Expenditures

The Company believes that this metric is useful to investors and management as a measure to evaluate our ability to generate cash flow from business operations and the impact that this cash flow has on our liquidity.

Reconciliation of Net Income to EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Net Income	$16,460	$20,411	$58,861	$48,438
Income Taxes	11,342	11,684	36,712	27,722
Depreciation and Amortization	10,307	7,987	29,964	27,376
EBITDA (2)	$38,109	$40,082	$125,537	$103,536

Sales	$323,953	$335,874	$932,201	$1,013,544
EBITDA Margin (3)	11.8%	11.9%	13.5%	10.2%

(2) EBITDA is defined as Net Income before Interest, Income Taxes, Depreciation and Amortization

(3) EBITDA Margin is defined as EBITDA divided by Sales

The Company believes these non-GAAP financial measures provide meaningful supplemental information as they are used by the Company’s management to evaluate the Company’s operating performance, enhance a reader’s understanding of the financial performance of the Company, and facilitate a better comparison among fiscal periods and performance relative to its competitors, as the non-GAAP measures exclude items that are not considered core to the Company’s operations.